                                                                       Exhibit 5




                                  June 18, 2001




The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio  44122-7313

         RE:  1998 Incentive Equity Plan (As Amended and Restated as of
              ---------------------------------------------------------
              April 27, 2001)
              ---------------

Ladies and Gentlemen:

         We have acted as counsel for The Lamson & Sessions Co., an Ohio corporation (the "Registrant"), in connection with The Lamson & Sessions Co. 1998 Incentive Equity Plan (As Amended and Restated as of April 27, 2001) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that:

         1. The Registrant's Common Shares without par value (the "Common Shares") that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement, dated September 8, 1998, between the Registrant and National City Bank (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         In rendering the opinion set forth in subparagraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933. William H. Coquillette, a partner in this law firm, is a Director of the Company.

                             Very truly yours,


                             /s/  Jones, Day, Reavis & Pogue